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                                                                   EXHIBIT 23(A)

                            INDEPENDENT AUDITORS' CONSENT

The Board of Directors
TrustCo Bank Corp NY

We consent to incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of TrustCo Bank Corp NY related to the proposed acquisition of Cohoes Bancorp, Inc. of our report dated January 18, 2000, relating to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 Annual Report on Form 10-K of TrustCo Bank Corp NY.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP

Albany, New York
 October 2, 2000


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